                                                                     Exhibit 9b

                          FUND ADMINISTRATION AGREEMENT

                            MORGAN STANLEY FUND, INC.

     AGREEMENT made as of this ___ day of _____________, 1996, by and between Morgan Stanley Fund, Inc., a Maryland corporation (the "Company"), and Miller Anderson & Sherrerd, LLP ("MAS"), a limited liability partnership organized under the laws of the Commonwealth of Pennsylvania.

                              W I T N E S S E T H:

     WHEREAS, the Company is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company wishes to retain MAS to provide administration, fund accounting, transfer agency, dividend disbursing and shareholder communication services with respect to the Company and MAS is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1.   APPOINTMENT OF ADMINISTRATOR.

          (a) The Company hereby appoints MAS to provide administration, fund accounting, dividend disbursing and shareholder communication services to, and to retain the services of a transfer agent for, each series of the Company identified on Schedule A hereto (each a "Fund" and, collectively, the "Funds"), subject to the supervision of the Board of Directors of the Company (the "Board"), for the period and on the terms set forth in this Agreement. MAS accepts such appointment and agrees to furnish the services herein set forth in return for compensation as provided in Paragraph 5 of this Agreement and Schedule B, hereto. The Company shall notify MAS in writing of each additional Fund established by the Company that has as its investment adviser Miller Anderson & Sherrerd, LLP. Each new Fund that has Miller Anderson & Sherrerd, LLP as its investment adviser shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Company) may be modified with respect to such new Fund in writing by the Company and MAS at the time of the addition of the new Fund.

          (b) The parties hereby agree that MAS is authorized to provide the services to be performed hereunder, directly, or through the services of one or more third parties; provided, however, that, MAS shall be solely responsible for all fees and expenses of such third-paries except as otherwise provided in Paragraph 5 of this Agreement and, provided further, that the use of such third parties shall in no way limit MAS's contractual rights and obligations hereunder. References to "MAS" hereunder shall be deemed to include any third party service provider.

     2.   REPRESENTATIONS AND WARRANTIES.

          (a)  MAS represents and warrants to the Company that:

               (i) it is a limited liability partnership duly organized and existing under the laws of the Commonwealth of Pennsylvania;

               (ii) it is duly qualified to carry on its business in the Commonwealth of Pennsylvania;

               (iii) it is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement;

               (iv)   it is authorized to enter into and perform this Agreement;

               (v) it has, and will continue to maintain access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

               (vi) no legal or administrative proceedings have been instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement; and

               (vii) its entrance into this Agreement will not cause a material breach of or be in material conflict with any other agreement or obligation of MAS or any law or regulation applicable to it.

          (b)  The Company represents and warrants to MAS that:

               (i) it is a corporation duly organized and in good standing under the laws of the State of Maryland;

               (ii) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws ("By-Laws") to enter into and perform this Agreement;

               (iii) all requisite proceedings have been taken to authorize the Company to enter into and perform this Agreement;

               (iv) it is an investment company currently registered under the 1940 Act, and its units of beneficial interest ("shares") are registered under the Securities Act of 1933, as amended (the "1933 Act");

               (v) a registration statement under the 1933 Act and 1940 Act on

Form N-1A is currently effective and is expected to remain effective; and all necessary filings under the laws of the states have been made and are current;

               (vi) no legal or administrative proceedings have been instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement; and

               (vii) its entrance into this Agreement will not cause a material breach of or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it.

     3. DELIVERY OF DOCUMENTS. The Company has furnished MAS with copies, properly certified or authenticated, of each of the following in their most current form:

          (a) Resolutions of the Company's Board authorizing the appointment of MAS to provide administration, fund accounting, transfer agency, dividend disbursing and shareholder communication services to the Company and approving this Agreement;

          (b)  The Company's Articles of Incorporation;

          (c)  The Company's By-Laws;

          (d) The Company's Notification of Registration on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission ("SEC");

          (e) The Company's registration statement on Form N-1A under the 1933 Act and the 1940 Act, and all pre- and post-effective amendments thereto, as filed with the SEC (the "Registration Statement");

          (f) A copy of all custodial agreements with the Company's approved domestic and foreign custodians (collectively referred to herein as the "Custodian");

          (g) The Company's most recent prospectuses and Statement of Additional Information relating to all Funds subject to this Agreement and all amendments and supplements thereto (such prospectuses and Statement of Additional Information, and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, are herein called the "prospectuses"); and

          (h) Such other agreements as the Company may have entered into from time to time including, without limitation, securities lending agreements, foreign exchange transaction agreements, options agreements and futures agreements.

     The Company will furnish MAS from time to time with copies, properly certified or

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authenticated, of all amendments of or supplements to the foregoing.

     4. SERVICES PROVIDED BY MAS. MAS shall provide the following services for each Fund, subject to the control, direction and supervision of the Board, in compliance with the objectives, policies and limitations set forth in the Company's Registration Statement, Articles of Incorporation and By-Laws, and in accordance with all applicable laws and regulations, and all resolutions and policies adopted by the Board:

          (a) ADMINISTRATION. MAS shall perform the administration services described in Schedule C, hereto.

          (b) ACCOUNTING SERVICES. MAS shall provide the Company accounting services described in Schedule D, hereto.

          (c)  TRANSFER AGENT.   The Company hereby directs MAS to be
responsible for the appointment of a transfer agent for the Company and MAS agrees to act in such capacity. In connection with such appointment, the transfer agent shall:

               (i) Maintain records showing for each Fund shareholder the following:

                      (A) Name, address and tax identifying number (if applicable);

                      (B)  Number of Shares of each Fund held;

                      (C) Historical information, including dividends paid and date, and price of all transactions, including individual purchases and redemptions; and

                      (D) Any dividend reinvestment order, application, dividend address and correspondence relating to the current maintenance of the account;

               (ii) Record the issuance of shares of each Fund and notify the Fund in case any proposed issue of shares by the Fund shall result in an over-issue as identified by Section 8-104(2) of the Uniform Commercial Code of New York and in case any issue would result in such an over-issue, shall refuse to countersign and issue, and/or credit, said Shares. Except as specifically agreed in writing, MAS and any transfer agent appointed by MAS shall have no obligation, when countersigning and issuing and/or crediting shares, to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

               (iii) Process all orders for the purchase of each Fund in accordance with the Fund's current registration statement. Upon receipt of any check or other payment for purchase of shares from an investor, the transfer agent will (A) stamp the order with the date of receipt, and (B) determine the amounts thereof due the Fund, and notify the Fund of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to said account during such day. The transfer agent shall then credit the share account of the investor with the number of shares to be purchased according to the price of the shares in effect for purchases made on the date such payment is received as set forth in the Fund's current prospectus and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions which the Fund may give to MAS or the transfer agent with respect to the timing or manner of acceptance of orders for shares relating to payments so received by it.

               (iv) Receive and stamp with the date of receipt all requests for redemption of shares held in certificate or noncertificate form, and shall process said redemption requests as follows:

                      (A) MAS or the transfer agent shall on each business day notify the Fund of the total number of shares presented and covered by such requests that comply with the applicable standards approved by the Fund and are received by MAS or the transfer agent on such day;

                      (B) On or prior to the seventh calendar day succeeding any such request for redemption, MAS or the transfer agent shall notify the Fund's custodian, subject to instructions from the Fund, to transfer monies to such account as designated by MAS or the transfer agent for payment to the redeeming shareholder of the applicable redemption or repurchase price.

                      (C) If any such certificate or request for redemption does not comply with applicable standards, MAS or the transfer agent shall promptly notify the investor of such fact, together with the reason therefore, and shall effect such redemption at the Fund's price next determined after receipt of documents complying with said standards or, at such other time as the Fund shall so direct;

               (v) Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon;

               (vi) Process redemptions, exchanges and transfers of shares upon telephone instructions from qualified shareholders in accordance with the procedures set forth in the Fund's current prospectus. MAS and any transfer agent appointed by MAS shall be permitted to act upon the instruction of any person by telephone to redeem, exchange and/or transfer shares from any account for which such services have been authorized. In accordance with Section 7 herein, the Fund hereby agrees to indemnify and hold MAS and any transfer agent appointed by MAS harmless against all losses, costs or expenses, including attorney fees, suffered or incurred by MAS and any transfer agent appointed by MAS directly or indirectly as a result of (A) taping the telephone conversation of any shareholder, or (B) relying on the telephone instructions of any

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person acting on behalf of a shareholder account for which telephone services have been authorized.

               (vii) Transfer on the records of the Fund maintained by it, shares represented by certificates, as well as issued shares held in noncertificate form, upon the surrender to it of the certificate or in the case of noncertificated shares, comparable transfer documents in proper form for transfer, and upon cancellation thereof to countersign and issue new certificates or other documents of ownership for a like amount of shares and to deliver the same pursuant to the transfer instructions.

          (d)  STOCK CERTIFICATES.    If a shareholder of any Fund requests a
stock certificate representing his shares, the transfer agent will countersign and mail by first class mail, a stock certificate to the investor at his address as set forth on the transfer books of the Fund. In this connection, the Fund shall supply any transfer agent appointed by MAS with a sufficient supply of continuous form blank stock certificates for each of the Funds and from time to time shall renew such supply upon request of MAS or such transfer agent. Such blank stock certificates shall be properly signed, manually or by facsimile, as authorized by the Fund, and shall bear the Fund's seal or facsimile thereof; and, notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign certificates of stock, the transfer agent may, until otherwise directed by the Fund or MAS, continue to countersign certificates which bear the manual or facsimile signature of such officer.

          (e) DIVIDEND DISBURSING. In connection with its services as dividend disbursing agent for the Company, MAS shall prepare and mail checks, place wire transfers or credit income and capital gain payments to shareholders. The Company shall advise MAS of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date. MAS shall, on or before the payment date of any such dividend or distribution, notify the Company's Custodian of the estimated amount required to pay any portion of said dividend or distribution payable in cash, and on or before the payment date of such distribution, the Company shall instruct its Custodian to make available to MAS sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to his account and/or certificates will be delivered where requested. A shareholder not electing issuance of certificates will receive a confirmation from MAS indicating the number of shares credited to his account.

          (f)  MAS shall also:

               (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of MAS or a corporate affiliate of MAS);

               (ii) provide the services of individuals to serve as officers of the

Company who will be designated by MAS and elected by the Board;

               (iii) provide or otherwise obtain personnel sufficient, in MAS's sole discretion, for provision of the services contemplated herein;

               (iv) furnish materials, including telecommunications equipment, which MAS, in its sole discretion, believes are necessary or desirable for provision of shareholder communication services and the other services contemplated herein; and

               (v) keep records relating to the services provided hereunder in such form and manner as set forth in this Agreement and the Schedules hereto, and as MAS may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, MAS agrees that all such records prepared or maintained by it relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Company's expense, and made available in accordance with such Section and rules. MAS further agrees to surrender promptly to the Company upon its request and cease to retain in its records and files those records and documents created and maintained by MAS pursuant to this Agreement.

     5.   FEES; EXPENSES; EXPENSE REIMBURSEMENT.

          (a) As compensation for the services rendered to the Company pursuant to Paragraph 4 of this Agreement and Schedules C and D, hereto, the Company shall pay MAS fees determined as set forth in Schedule B to this Agreement.
Such fees are to be computed daily and paid monthly on the second business day of the month following the provision of the services. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          (b) For the purposes of determining any fees calculated as a function of the Company's assets, the value of the Company's assets and net assets shall be computed as required by its Prospectuses, generally accepted accounting principles and resolutions of the Board.

          (c) MAS will from time to time employ or associate with such person or persons as may be appropriate to assist MAS in the performance of this Agreement. Such persons or persons may be officers and employees who are employed or designated as officers by both MAS and the Company. The compensation of such person or persons for such employment shall be paid by MAS and no obligation will be incurred by or on behalf of the Company in such respect.

          (d) MAS will generally bear all of its own expenses in connection with the performance of its services under this Agreement. The Company agrees to promptly reimburse MAS for any equipment and supplies specially ordered by or for the Company through MAS and for any other expenses not contemplated by this Agreement that MAS may incur on the Company's behalf at the Company's request or as consented to by the Company. Such other expenses to be incurred in the operation of the Company and to be borne by the Company include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of MAS or its affiliates; SEC and state blue sky registration and qualification fees, levies, fines and other charges; advisory fees; charges and expenses of custodians; insurance premiums including fidelity bond premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Company (the Company's distributor to bear the expense of all other printing, production, and distribution of Prospectuses, statements of additional information, and marketing materials); expenses of printing and production costs of shareholders' reports and proxy statements and materials; costs and expenses of Company stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder and Board meetings; and any extraordinary expenses and other customary Fund expenses. In addition, MAS may utilize one or more independent pricing services, approved from time to time by the Board, to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Company, and the Company will reimburse MAS for the Company's share of the cost of such services based upon the actual usage, or a pro rata estimate of the use, of the services for the benefit of the Company.

     6. PROPRIETARY AND CONFIDENTIAL INFORMATION. MAS agrees on behalf of itself, its partners and its employees to treat confidentially and as proprietary information of the Company all records and other information relating to the Company's prior, present or potential shareholders, and further agrees not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where MAS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

     7.   DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY OF ADMINISTRATOR.

          (a) In the performance of its duties hereunder, MAS shall be obligated to exercise the due care and diligence of a mutual fund accounting service agent, dividend disbursing agent, and administrator, and to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, MAS shall be entitled to rely on any oral or written instructions, notices or other communications which it reasonably believes to be genuine, valid and authorized.

          (b) Subject to the foregoing, MAS shall not be liable for any error of judgment or for any loss or expense suffered by the Company in connection with the matters included in this Agreement or to which it relates, except for a loss or expense resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this agreement.

     8. TERM. The Agreement will be effective for a period of two (2) years from the date first written above. Thereafter, unless sooner terminated as provided herein, the Agreement shall continue in effect from year to year, provided that such continuance is specifically approved at least annually by the Company's Board. This Agreement is terminable, without penalty, by the Company's Board or by MAS on not less than ninety (90) days' notice.

     9. FORCE MAJEURE. MAS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military authority, or governmental actions, nor shall any such failure or delay give the Company the right to terminate this Agreement, unless such failure or delay shall result in the Company's inability to comply with the requirements of state and federal law.

     10. NOTICE. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, to the parties at the following address (or such other address as a party may specify by notice to the other):

     If to the Company:


     If to MAS:

                         Miller Anderson & Sherrerd, LLP
                         One Tower Bridge
                         West Conshohocken, PA 19428-0868
                         Attention:  Ms. Lorraine Truten

     11. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the


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

balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     13. SUCCESSOR AND ASSIGNS. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the successors and assigns of the parties hereto.

     14. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maryland.

     15. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                        MORGAN STANLEY FUND, INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        MILLER ANDERSON & SHERRERD, LLP

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


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                                   SCHEDULE A

                   LISTING OF FUNDS SUBJECT TO THIS AGREEMENT

Morgan Stanley Mid Cap Growth Fund

Morgan Stanley Value Fund

                                   SCHEDULE B

                                  FEE SCHEDULE

     MAS shall be compensated at the annual rate of .25%, paid monthly, based on the average monthly net assets of all Funds listed on Schedule A.

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                                   SCHEDULE C

              GENERAL DESCRIPTION OF FUND ADMINISTRATION SERVICES

I.   FINANCIAL AND TAX REPORTING

     A. Prepare agreed upon management reports and Board materials, such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation from amortized cost for money market funds.

     B. Report performance of Funds to outside services as directed by Company management.

     C. Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Funds' prospectuses. Assist Company management in making final determinations of distribution amounts.

     D. Estimate and recommend Funds' year-end dividend and capital gain distributions necessary to establish each Fund's status as a regulated investment company ("RIC") under Section 4982 of the Internal Revenue Code of 1986, as amended (the "Code") regarding minimum distribution requirements.

     E. Assist in preparation and filing of Funds' Federal tax returns on Form 1120-RIC along with all state and local tax returns where applicable. Prepare and file Federal Excise Tax Return (Form 8613).

     F. Assist in preparation and filing of Funds' semi-annual reports on Form N-SAR with the SEC.

     G. Assist in preparation and coordinating printing of Funds' semi-annual and annual reports to shareholders.

     H. Assist in filing of copies of every financial report to shareholders with the SEC under Rule 30b2-1 under the 1940 Act.

     I. Notify Fund shareholders as to what portion, if any, of the distributions made by the Funds during the prior fiscal year were exempt-interest dividends under Section 852(b)(5)(A) of the Code.

     J. Provide Form 1099-MISC to persons other than corporations (i.e., Trustees) to whom the Funds paid more than $600 during the year.

     K.   Prepare and file State Expense Limitation Report(s) (if applicable).

     L. Provide financial information for Fund proxies and prospectuses (Expense Table).

II.  FUND COMPLIANCE

     A. Assist with monitoring each Fund's compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current Prospectuses and Statement of Additional Information.

     B. Assist with monitoring each Fund's compliance with the requirements of the Code Section 851 for qualification as RICs.

     C. Assist with monitoring investment manager's compliance with Board directives such as "Approved Issuers Listings for Repurchase Agreements," Rule 2a-7 procedures for money market funds and Rule 12d3-1, Rule 17a-7 and Rule 17e-1 procedures, as appropriate.

     D. Mail quarterly requests for "Securities Transaction Reports" to the Company's Board, and Officers and "access persons" under the terms of the Company's Code of Ethics and SEC regulations.

III. REGISTRATION AND CORPORATE GOVERNANCE

     A. Coordinate the preparation and filing of annual, financial update post-effective amendments to the Company's registration statement on Form N-1A and supplements as needed.

     B. Coordinate the preparation and filing of proxy materials and the administration of shareholder meetings.

     C.   Coordinate the preparation and filing of Rule 24f-2 Notices.

     D. Coordinate the preparation and filing of all state registrations of the Funds' securities, including annual renewals, registering new Portfolios, preparing and filing sales reports, the filing of copies of the registration statement and final prospectus and statement of additional information, and any actions to increase the amount of securities registered in individual states.

IV.  GENERAL ADMINISTRATION

     A.   Furnish officers of the Company, subject to reasonable Board approval.

     B. Prepare Company or Fund expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of the Fund's average daily net assets (advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.).

     C. For new Funds, obtain Employer Identification Number and CUSIP number. Estimate organization (offering) costs and monitor against actual disbursements.

     D. Coordinate all communications and data collection pertaining to any regulatory examinations and yearly audits by independent accountants.

                                   SCHEDULE D

                     DESCRIPTION OF FUND ACCOUNTING SERVICES

I.   GENERAL DESCRIPTION

          MAS shall provide the following accounting services to the Funds:

     A. Maintenance of the books and records and accounting controls for the Funds' assets, including records of all securities transactions;

     B. Calculation and transmission of each Fund's net asset value to the NASD source for publication of prices in accordance with the Prospectuses and to such other entities as directed by the Company;

     C. Accounting for dividends and interest received and distributions made by the Fund;

     D. Assist in preparation and filing of the Funds' tax returns and semi-annual reports on Form N-SAR;

     E. Production of transaction data, financial reports and such other periodic and special reports as the Board may reasonably request;

     F. Preparation of financial statements for the semi-annual and annual reports and other shareholder communications;

     G.   Liaison with the Company's independent auditors;

     H. Monitoring and administration of arrangements with the Company's custodian and depository banks; and

     I. Preparing such daily and monthly reports as are agreed upon by the Company's Officers and MAS.